UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment to Advisory Agreement

On January 11, 2007, in connection with the declaration of dividends, KBS Real Estate Investment Trust, Inc. (the “Company”) and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an amendment to the advisory agreement. Pursuant to the amendment, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending March 31, 2007 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through March 31, 2007. The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor.

Purchase and Sale Agreement

The Company has entered into an agreement to acquire a two-story office building containing 96,346 rentable square feet (the “Sabal VI Building”). On December 20, 2006, the Advisor entered into a purchase and sale agreement with NCFLA II Owner LLC and NCFLA Sabal LLC. On January 12, 2007, the Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The sellers are not affiliated with the Company or the Advisor.

The purchase price of the Sabal VI Building is $16,500,000 plus closing costs. The Company would fund the purchase of the Sabal VI Building with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing initial public offering. The Company is currently negotiating the terms of the loan.

The Sabal VI Building is located on an approximate 10 acre parcel of land at 3611 Queen Palm Drive in Tampa, Florida. The Sabal VI Building was completed in 1988 and is 100% leased. The Sabal VI Building is currently leased by the following tenants: CCN Managed Care, Inc. (61%), PharMerica (20%), and Ford Motor Credit Company (19%). CCN Managed Care is a wholly owned subsidiary of First Health Group Corp., one of the nation’s largest PPO networks. PharMerica is a wholly owned subsidiary of AmerisourceBergen Corporation, the nation’s leading drug distributor and global supplier of pharmaceuticals, medical-surgical supplies, specialty healthcare products, information management solutions and consulting services. Ford Motor Credit Company, a wholly owned subsidiary of Ford Motor Company, is one of the world’s largest auto financing companies. It provides wholesale financing, mortgages and capital loans for dealers, as well as individual and fleet financing.

As of January 2007, the current weighted-average remaining lease term for the current tenants of the Sabal VI Building is approximately 7 years. The CCN Managed Care lease expires in March 2016 and the average annual rental rate for the CCN Managed Care lease over the remaining lease term is $13.15 per square foot. CCN Managed Care has the right to terminate its lease effective April 30, 2013 upon payment of a termination penalty of $1,044,000. CCN Managed Care also has the right, at its option, to extend the lease for two additional five-year periods. The PharMerica lease expires in September 2008 and the average annual rental rate for the PharMerica lease over the remaining lease term is $16.83 per square foot. PharMerica has the right, at its option, to extend the lease for two additional five-year periods. Ford Motor Credit Company executed its lease on January 11, 2007 and, per its lease, it is anticipated that Ford Motor Credit Company will commence paying monthly rent effective May 1, 2007. The Ford Motor Credit Company lease expires in April 2012 and the average annual rental rate for the Ford Motor Credit Company lease is $21.24 per square foot. Ford Motor Credit Company has the right, at its option, to extend the lease for one additional five-year period. The current aggregate annual base rent for the tenants of the Sabal VI Building is approximately $1.3 million assuming Ford Motor Credit Company takes occupancy, as expected, at the lease term commencement date.

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There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $300,000 of earnest money.

ITEM 8.01	OTHER EVENTS

Source of Distributions

On January 16, 2007, the Company made a distribution to its stockholders of record each day during the period from December 1, 2006 through December 31, 2006. The dividends were calculated at a rate of $0.0019178 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. Stockholders may choose whether to have distributions paid in cash or to have cash distributions otherwise payable to them invested in additional shares of common stock through the Company’s dividend reinvestment plan. The aggregate amount of the distributions paid on January 16, 2007 was $581,635. Through January 16, 2007, the Company has funded all distributions to stockholders and its expenses in excess of its revenues from a $900,000 advance to the Company from the Advisor and the Advisor’s agreement to defer its asset management fee. The terms of the advance from the Advisor are described above under Item 1.01 of this Report. The Advisor has deferred its asset management fee, without interest, for the months of July, August, September, October, November and December 2006 and January 2007 but may choose to take the deferred asset management fee in such future period as the Advisor may determine. As of December 31, 2006, asset management fees deferred by the Advisor totaled approximately $370,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: January 18, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer